EXHIBIT 16.1

B&P

Bernstein & Pinchuk LLP

Certified Public Accountants

Seven Penn Plaza, Suite 830
New York, NY 10001

Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com

June 10, 2008

Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

RE: Yongye Biotechnology International, Inc. (the "Company”)

We resigned as the Company’s independent registered public accounting firm on June 5, 2008.

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K report that it will file regarding our resignation. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Bernstein & Pinchuk LLP

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